UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              SJNB FINANCIAL CORP.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    784273104
                         ------------------------------
                                 (CUSIP Number)


                                December 31, 1997
                         ------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]      Rule 13d-1(b)

     [  ]     Rule 13d-1(c)

     [  ]     Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 784273104            SCHEDULE 13G                Page 2 of 7 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Pine Capital Management Incorporated      94-3146402
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP

         (a) [  ]          (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         California
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.   SOLE VOTING POWER                    0   shares
                        --------------------------------------------------------
BENEFICIALLY OWNED        6.   SHARED VOTING POWER              144,833 shares
                        --------------------------------------------------------
BY EACH REPORTING         7.   SOLE DISPOSITIVE POWER           144,833 shares
                        --------------------------------------------------------
PERSON WITH               8.   SHARED DISPOSITIVE POWER             0   shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         144,833 shares
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.76%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------


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CUSIP NO. 784273104           SCHEDULE 13G                Page 3 of 7 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Hoefer & Arnett Incorporated     94-2831518
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP

         (a) [  ]          (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         California
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER                      0 shares
                        --------------------------------------------------------
BENEFICIALLY OWNED        6.  SHARED VOTING POWER                    0 shares
                        --------------------------------------------------------
BY EACH REPORTING         7.  SOLE DISPOSITIVE POWER             6,000 shares
                        --------------------------------------------------------
PERSON WITH               8.  SHARED DISPOSITIVE POWER               0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,000 shares
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.24%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         BD
--------------------------------------------------------------------------------

CUSIP NO. 784273104          SCHEDULE 13G                 Page 4 of 7 Pages


     This Schedule 13G, dated April 28, 1998, of Pine Capital Management Incorporated and Hoefer & Arnett Incorporated relates to shares of Common Stock of SJNB Financial Corp., a California corporation, and is being filed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended.

Item 1(a).     Name of Issuer:

         SJNB Financial Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

         One North Market Street, San Jose, California 95113

Item 2(a).     Name of Person Filing:

      (a)      Pine Capital Management Incorporated
      (b)      Hoefer & Arnett Incorporated

Item 2(b).     Address of Principal Business Offices or, if none, Residence:

      (a) 353 Sacramento Street, 10th Floor, San Francisco, California 94111
      (b) 353 Sacramento Street, 10th Floor, San Francisco, California 94111

Item 2(c).     Citizenship:

         Not applicable

Item 2(d).     Title of Class of Securities:

         Common Stock

Item 2(e).     CUSIP Number:

         784273104

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)   [X]  Broker or dealer registered under Section 15 of the
                  Securities Exchange Act of 1934 (the "Act").

       (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act.

       (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the Act.


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CUSIP NO. 784273104        SCHEDULE 13G               Page 5 of 7 Pages



         (d)   [ ]    Investment company registered under Section 8 of the
                      Investment Company Act of 1940.

         (e)   [X]    An investment advisor in accordance with
                      Section 240.13d-1(b)(1)(ii)(E).

         (f)   [ ]    An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F).

         (g)   [ ]    A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G).

         (h)   [ ]    A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

         (i)   [ ]    A church plan that is excluded from the
                      definition of an investment company under Section
                      3(c)(14) of the Investment Company Act of 1940.

         (j)   [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         See Item 6.

         If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

Item 4.  Ownership:

         (a)   Amount beneficially owned:  150,833 shares

         (b)   Percent of class:  5.99%

         (c)   Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote: 0 shares

               (ii)  Shared power to vote or to direct the vote: 144,833 shares

               (iii) Sole power to dispose or to direct the disposition of:
                     150,833 shares

               (iv)  Shared power to dispose or direct the disposition of:
                     0 shares

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable

CUSIP NO. 784273104         SCHEDULE 13G              Page 6 of 7 Pages


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

     The securities as to which this Schedule 13G is filed by Pine Capital Management Incorporated, in its capacity as investment advisor, and Hoefer & Arnett Incorporated, in its capacity as broker, are held for the accounts of clients of Pine Capital Management Incorporated and Hoefer & Arnett Incorporated. Pine Capital Management Incorporated holds such shares in a fiduciary capacity. Clients of Pine Capital Management Incorporated and Hoefer & Arnett Incorporated have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Hoefer & Arnett Incorporated does not have the power to vote, or to direct the voting of, such securities held by it in its capacity as broker. Pine Capital Management Incorporated and Hoefer & Arnett Incorporated are "affiliates" within the meaning of 17 C.F.R.
Section 240.12b-2.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 784273104         SCHEDULE 13G              Page 7 of 7 Pages


SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    PINE CAPITAL MANAGEMENT INCORPORATED


           April 28, 1998           By:       /s/ Kevin  Daly
-------------------------------        -----------------------------------
               (Date)                             Kevin Daly
                                                  President


                                    HOEFER & ARNETT INCORPORATED


           April 28, 1998           By:     /s/ Philip Economopoulos
------------------------------         ------------------------------------
               (Date)                           Philip Economopoulos
                                                    Secretary

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.
         IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 28th day of April, 1998.


                                    PINE CAPITAL MANAGEMENT INCORPORATED


                                    By          /s/ Kevin Daly
                                      ------------------------------------
                                                    Kevin Daly
                                                    President


                                    HOEFER & ARNETT INCORPORATED


                                    By:      /s/ Philip Economopoulos
                                       -----------------------------------
                                                 Philip Economopoulos
                                                     Secretary